FOR IMMEDIATE RELEASE

For Investor & Media Inquiries, contact:
Patty Dickerson
Vice-President External Affairs
214-459-3193
866-67-IGNIS (866-674-4647)
pd@ignispetroleum.com

IGNIS PETROLEUM APPOINTS SHAWN CLIFT AS CHIEF FINANCIAL OFFICER

DALLAS, Texas, November 21, 2006 - Ignis Petroleum Group, Inc. (OTCBB: IGPG) today announced the appointment of Shawn Clift as Chief Financial Officer. Ms. Clift will be responsible for strategic planning, forecasting and budgeting, financial management, SEC and financial reporting and capital sourcing. She will serve as a member of Ignis’ senior management team.

Shawn has 20 years experience in finance and accounting, most recently as Vice-President of Finance at CDX Gas, LLC in Dallas. She has served on their executive team to secure financing for the company and managed private equity acquisitions. At Amerada Hess, she served as Senior Coordinator of International Controls in their New York City office. Ms. Clift was responsible for preparation and analysis of worldwide oil and gas reserves, review of capital expenditure return on investment and cash flow analysis of future reserves. She has been responsible for financial statements, cash flow projections, partnership and corporate tax reporting.

Michael P. Piazza, Ignis’ Chief Executive Officer said, “I am extremely pleased to have Shawn join the Ignis management team. While our current CFO, Timothy Hart, has performed well in his consultant capacity, it was time for a full-time in-house Chief Financial Officer. I expect Ignis to benefit significantly from Shawn's presence and her more than 20 year experience with oil and gas industry accounting and reporting.”

About Ignis Petroleum

Ignis Petroleum Group, Inc. is a Dallas-based oil and gas production company focused on exploration, acquisition and development of crude oil and natural gas reserves in the United States. The Company's management has closely aligned itself with strategic industry partnerships and is building a diversified energy portfolio. It focuses on prospects that result from new lease opportunities, new technology and new information. For further information, visit www.ignispetro.com.

Safe Harbor for Forward-Looking Statements

This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in oil and gas exploration, the need to obtain additional financing, the availability of needed personnel and equipment for the future exploration and development, fluctuations in gas prices, and general economic conditions.

###